Name of Registrant:
Franklin Limited Duration Income Trust

File No. 811-21357

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Franklin Limited Duration Income Trust (the "Fund") was held at the Fund's offices, One Franklin
Parkway, San Mateo, CA on October 5, 2017 and adjourned to
October 26, 2017. The purpose of the meeting was to elect
Directors for the Fund's Common and Preferred Classes. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Terrence J. Checki, Mary C.
Choksi, Larry D. Thompson and Rupert H. Johnson, Jr.
No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Directors:



Common Class

For	% Voted For	% of
Shares
Voted

Withhold	% Voted Withhold
Terrence J. Checki	19,494,436	97.00%	98.90%	603,298	3.00%
Mary C. Choksi	19,786,831	98.45%	98.90%	310,903	1.55%
Larry D. Thompson	19,666,147	97.85%	98.90%	431,587	2.15%



Preferred Class

For	% Voted For	% of
Shares
Voted

Withhold	% Voted Withhold
Terrence J. Checki	1,294	94.80%	98.90%	71	5.20%
Mary C. Choksi	1,294	94.80%	98.90%	71	5.20%
Larry D. Thompson	1,294	94.80%	98.90%	71	5.20%
Rupert H. Johnson, Jr.	1,294	94.80%	98.90%	71	5.20%



Common & Preferred Classes

For	% Voted For	% of
Shares
Voted

Withhold	% Voted Withhold
Terrence J. Checki	19,495,730	97.00%	98.90%	603,369	3.00%
Mary C. Choksi	19,788,125	98.45%	98.90%	310,974	1.55%
Larry D. Thompson	19,667,441	97.85%	98.90%	431,658	2.15%